FORM 3

                   UNITED STATES
          SECURITIES AND EXCHANGE COMMISSION         _____________________
               WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
                                                    |_____________________|
     STATEMENT OF BENEFICIAL OWNERSHIP              |OMB NUMBER: 3235-0104|
                                                    |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
     Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
       Securities Exchange Act of 1934,             |BURDEN HOURS         |
      Section 17(a) of the Public Utility           |PER RESPONSE ... 0.5 |
        Holding Company Act of 1935                 |_____________________|
     or Section 30(h) of the Investment
            Company Act of 1940

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1.  Name and Address of Reporting Person*

         Kong                                                 James
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       (Last)                      (First)                    (Middle)

 40 East 52nd Street
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                                  (Street)

  New York                          NY                         10022
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       (City)                      (State)                      (Zip)
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2.  Date of Event Requiring Statement (Month/Day/Year)
 2/10/2003
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

   PARTNERS BALANCED TRUST
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [  ] Director
    [  ] 10% Owner
    [ X] Officer (give title below)
    [ X] Other (specify title below)

         Assistant Treasurer of the Trust and Managing Director of the Investment Adviser
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6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Individual, or Joint/Group Filing (Check Applicable Line)
    [ X] Form filed by One Reporting Person
    [  ] Form filed by More than One Reporting Person

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TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
          OR BENEFICIALLY OWNED
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1.  Title of Security (Instr. 3)
None
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2.  Amount of Securities Beneficially Owned

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3.  Ownership Form: Direct (D) or Indirect (I)(Instr. 5)

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4.  Nature of Indirect Beneficial Ownership (Instr. 4)

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TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
           OWNED
           (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1.  Title of Derivative Security (Instr. 3)

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2A. Date Exercisable (Month/Day/Year)

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2B. Expiration Date (Month/Day/Year)

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3.  Title and Amount of securities Underlying Derivative Security (Instr. 4)


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4.  Conversion Price of Derivative Security (Instr. 5)


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5.  Ownership Form of Derivative Securities:  Direct (D) or Indirect (I)
    (Instr. 5)

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11. Nature of Indirect Beneficial Ownership (Instr. 5)

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         /s/ James Kong                                2/10/03
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   **  SIGNATURE OF REPORTING PERSON                     DATE

_____________________
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

    * If the Form is filed by more than one reporting person, see, Instruction 4(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.